EXHIBIT 99.1

Pernix Contact:
Joseph T. Schepers
Director, Investor Relations
(800) 793-2145 ext. 3002
jschepers@pernixtx.com

Pernix Therapeutics Completes Acquisition of Somaxon Pharmaceuticals, Inc.

THE WOODLANDS, TEXAS, March 6, 2013 – Pernix Therapeutics Holdings, Inc. (“Pernix”) (NASDAQ: PTX) today announced the completion of its acquisition of Somaxon Pharmaceuticals, Inc. (“Somaxon”) (NASDAQ: SOMX) following the approval of the transaction by stockholders of Somaxon at the special meeting held on March 6, 2013.

Under the terms of the agreement announced on December 11, 2012, Pernix acquired all of the common stock of Somaxon in a stock-for-stock transaction with a total value of $25 million.

Somaxon stockholders will receive approximately 3,665,689 million shares of Pernix common stock based on a per share price of Pernix’s common stock of $6.82, the volume-weighted average price of Pernix’s common stock over the 30-day period ending on the day immediately prior to today’s closing.

Cooper Collins, President and CEO of Pernix, said, “We are pleased to complete the acquisition of Somaxon, which is expected to continue to broaden our product portfolio. We expect Silenor to be an important addition to our product line that will be promoted by our sales force, and we may also develop Silenor as an OTC product.”

Silenor® (doxepin) is approved for the treatment of insomnia characterized by difficulty with sleep maintenance and is not a controlled substance.  In clinical trials, Silenor demonstrated maintenance of sleep, including into the seventh and eighth hours of the night, with no meaningful evidence of next day residual effects and an overall adverse events profile that was comparable to placebo.

Stifel Nicolaus Weisel acted as financial advisor to Somaxon in the transaction.

Important Safety Information About Silenor
Because sleep disturbances may be caused by underlying physical and/or psychiatric disorders, symptomatic treatment of insomnia should be initiated only after a careful evaluation of the patient. The failure of insomnia to remit after 7-10 days of treatment may indicate the presence of a primary psychiatric and/or medical illness that should be evaluated.

Patients should only take Silenor when they are prepared to get a full night’s sleep.  Silenor should be taken within 30 minutes of bedtime, and patients should confine their activities after ingestion to those necessary to prepare for bed.  Patients should not consume alcohol or take other drugs that cause drowsiness with Silenor.  Co-administration of monoamine oxidase inhibitors (MAOIs) with Silenor has not been studied and is not recommended.  Patients should not take Silenor if they have untreated narrow angle glaucoma, severe urinary retention, severe sleep apnea or hypersensitivity to any of the ingredients in Silenor.  Patients should avoid engaging in hazardous activities such as operating a motor vehicle or heavy machinery at night after taking Silenor, and patients should be cautioned about potential impairment in the performance of such activities that may occur during the day following ingestion.  Before taking Silenor, patients should tell their doctors if they have a history of depression, mental illness or suicidal thoughts.

Hypnotics have been associated with complex behaviors such as sleep driving, preparing and eating food, making phone calls, or having sex.  Drowsiness, upper respiratory tract infections and nausea were the most common adverse events observed in Silenor clinical trials.

About Pernix Therapeutics Holdings, Inc.

Pernix Therapeutics is a specialty pharmaceutical company primarily focused on the sales, marketing, manufacturing and development of branded, generic and OTC pharmaceutical products. The Company manages a portfolio of branded products, including the recently acquired Hawthorn Pharmaceuticals’ product line. The Company’s branded products for the pediatrics market include CEDAX®, an antibiotic for middle ear infections, NATROBA™, a topical treatment for head lice marketed under an exclusive co-promotion agreement with ParaPRO, LLC, and a family of treatments for cough and cold (ZUTRIPRO®, BROVEX®, ALDEX® and PEDIATEX®). The Company’s branded products for gastroenterology include OMECLAMOX-PAK®, a 10-day treatment for H. pylori infection and duodenal ulcer disease, and REZYST™, a probiotic blend to promote dietary management. The Company also markets the branded product, SILENOR, for the treatment of insomnia.  The Company promotes its branded pediatric and gastroenterology products through its sales force. Pernix markets its generic products through its wholly-owned subsidiaries, Cypress Pharmaceuticals and Macoven Pharmaceuticals. The Company’s wholly-owned subsidiary, Great Southern Laboratories, manufactures and packages products for the pharmaceutical industry in a wide range of dosage-forms.  A product candidate utilizing cough-related intellectual property is in development for the U.S. OTC market. Founded in 1996, the Company is based in The Woodlands, TX.

Additional information about Pernix is available on the Company’s website located at www.pernixtx.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including future financial and operating results, benefits and synergies of the proposed merger, potential cost savings, future opportunities for the combined company and any other statements about Pernix’s future expectations, beliefs, goals, plans or prospects.  Statements including words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “view,” “hope,” “could,” “will,” “should,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions should also be considered forward-looking statements.  Because these statements reflect current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties and assumptions as to future events that may not prove to be accurate. Pernix provides no assurances regarding its future performance, ability to realize future benefits, cost savings and synergies of the completed merger or future opportunities for the combined company. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the challenges and costs of integrating, restructuring and achieving anticipated cost savings and synergies and other economic, business, competitive, and/or regulatory factors affecting the business of Pernix generally. In addition to these factors, investors should note the other factors described under the caption "Risk Factors" in Pernix’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein.  These forward-looking statements speak only as of the date hereof.  Pernix disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.